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                                                                   EXHIBIT 10.14

                       GLOBAL BROADCASTING SYSTEMS, INC.
                           1740 Broadway, 17th Floor
                              New York, NY 10019

                                March 10, 1997

Mr. Rachamim Anatian
Chief Executive Officer
Global Broadcasting Systems, Inc.
1740 Broadway, 17th Floor
New York, New York  10019-4315

           Re:  Indemnification Agreement
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Dear Mr. Anatian:

           This letter ("Letter Agreement") memorializes the agreement among Global Broadcasting Systems, Inc. ("Global") and you ("Anatian") with regard to any indemnification by Global to you. To induce you to enter into and maintain certain guarantees of obligations of Global that you have undertaken, Global hereby agrees as follows:

           1.  Indemnification Against Guaranteed Obligations. Global recognizes
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that you have executed certain personal guarantees of certain obligations of
Global, and that such personal guaranties have benefited Global. The obligation of Global that you have personally guaranteed as of the date hereof are listed on Schedule 1 hereto; such obligations as they may exist from time to time, together with any other obligations of Global that are added to Schedule 1 hereto and you elect to personally guarantee as they may exist from time to time, are referred to herein as the "Guaranteed Obligations." Global hereby agrees to indemnify you, and pay or reimburse you for any costs, losses, or damages or liabilities arising out of or in connection with
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the Guaranteed Obligations (including, without limitation, reasonable fees of attorneys, interest and penalties) (collectively, "Guaranteed Losses" and individually, a "Guaranteed Loss") whatsoever incurred or suffered by you regardless of the cause of the reason for which such Guaranteed Loss(es) are incurred or suffered. Such indemnification obligation shall be absolute, unconditional and irrevocable and Global specifically waives any right of contribution on your part in respect of such indemnification, regardless of whether your negligence or misconduct may have contributed to the causation of such Guaranteed Loss(es). Such indemnification obligation shall not be affected by any action or omission of Global or you that may have the effect of increasing the amount of, delaying the payment or satisfaction of, or releasing any collateral for, any Guaranteed Obligations, or any other thing, fact or matter whatsoever including without limitation the bankruptcy or insolvency of Global.

           2.  Release of Personal Guarantees.  It is recognized that the
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objective of Global is to be in a position that does not require you to execute or maintain any personal guarantee in respect of the obligations of Global, and nothing herein shall be deemed to require you to execute or maintain any such personal guarantees. Global agrees to use, and you are authorized to cause
Global to use, reasonable commercial efforts to cause any personal guarantees executed by you to be released as soon as reasonably practical. At such time as you have been irrevocably released in writing by the beneficiaries of all such personal guarantees to your reasonable satisfaction, the obligations of Global and Anatian under paragraph 1 shall terminate.
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           3.  General Indemnification.  In addition to the indemnification
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obligations under paragraph 1 hereof, Global hereby agrees to indemnify you, and pay or reimburse you for, any other cost, losses, damages or liabilities arising out of or in connection with the Guaranteed Obligations (including, without limitation, reasonable fees of attorneys, interest and any penalties) (collectively, "Losses" and individually, a "Loss") incurred or suffered by you with respect to or in connection with any and all actions taken or omitted to be taken by you on behalf of Global, except for any and all Losses which result from your gross negligence or willful misconduct. In no event shall the provisions of this paragraph 3 be construed to limit the provisions of paragraph 1 hereof, and if any conflict shall be found to exist between such provisions the provisions of paragraph 1 shall govern. You shall be entitled to be advanced the costs of any defense of any action or proceeding that may give rise to an indemnification obligation hereunder against an undertaking to repay any amounts so advanced if it is ultimately determined by a final judgment not subject to appeal that you were not entitled to indemnification under the standards of this paragraph 3.

           4.  Successors and Assigns.  The terms and conditions of this
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Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto; provided, however, that this Agreement may not be assigned by the parties hereto without the prior written consent of the other parties hereto.

           5.  Modification and Waiver.  No amendment, modification, alteration
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of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement shall be deemed to or will constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege herein shall operate as a waiver thereof.

           6.  Notices.  Any and all notices, payments and other communications
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required or permitted under this Agreement shall be in writing, and shall be deemed to have been effectively delivered for all purposes upon the mailing thereof by first-class certified mail, return receipt requested, postage prepaid, addressed to Global Broadcasting Systems, Inc. at 1740 Broadway, 17th Floor, New York, New York 10019 or at such other address as a party may designate in writing sent by first-class certified mail, return receipt requested, postage prepaid, to the other party.

           7.  Entire Agreement.  This Agreement sets forth the entire
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understanding of the parties hereto with respect to the subject matter hereof.
Any prior agreements or undertakings among the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.
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           8.  Governing Law.  This Agreement shall be governed by, construed
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and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

           9. The provisions of this Agreement shall survive the termination of your employment by and/or stockholding in Global until the final and irrevocable satisfaction in full of all Guaranteed Obligations and the payment of all Guaranteed Losses and Losses.
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           IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date and year first above written.

                                      GLOBAL SHOPPING NETWORK, INC.




                                      By: /s/ Barbara Laurence
                                         ---------------------------
                                              Barbara Laurence
                                              President

ACCEPTED AND AGREED TO:


/s/ Rachamin Anatian
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RACHAMIM ANATIAN
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                SCHEDULE 1 TO ANATIAN INDEMNIFICATION AGREEMENT


1.   Siemen's Telephone System, dated October 1996.

2.   MD & S.